INTERCREDITOR AGREEMENT

THIS INTERCREDITOR AGREEMENT (this “Agreement”) is dated effective as of October 16, 2007, among BP CORPORATION NORTH AMERICA, INC., an Indiana corporation (“Swap Counterparty”), RANCHER ENERGY CORP., a Nevada corporation (“Borrower”), and GASROCK CAPITAL LLC, a Delaware limited liability company (“GasRock”).

RECITALS:

A. Borrower and GasRock entered into that certain Term Credit Agreement dated as of October 16, 2007 (as amended, supplemented or restated from time to time, the “Credit Agreement”).

B. Borrower is also entering into that certain ISDA Master Agreement dated as of October 16, 2007, between Borrower and Swap Counterparty (the “October 2007 ISDA”), and GasRock has consented to Borrower entering into the October 2007 ISDA and agrees that such agreement is a Permitted Swap Agreement (defined below).

C. GasRock, Swap Counterparty and Borrower desire to memorialize their agreement as to the relative priorities of the Loan Obligations (defined below), the Swap Obligations (defined below), and provide for the sharing of liens to secure those obligations.

AGREEMENTS:

In consideration of the mutual covenants and promises of this Agreement, and for other consideration, the receipt and adequacy of which are hereby acknowledged, Borrower, Swap Counterparty, and GasRock agree as follows:

1.	Definitions. As used in this Agreement,

Business Day means any day other than a Saturday, Sunday or other day in which banking institutions in New York, New York are authorized or obligated by law or executive order to close.

Collateral means, collectively, all the properties and rights described in the Security Documents as security for any of the Loan Obligations, and shall include all real property of Borrower, including but not limited to hydrocarbon leases, royalty interests, overriding royalty interests, production payments or similar interests in real property, and all amounts on deposit in any deposit account or securities account which have been pledged to secure all or any portion of the Loan Obligations.

Crude Oil means all crude oil and condensate.

Debtor Relief Law means any applicable liquidation, conservatorship, bankruptcy, insolvency, rearrangement, moratorium, reorganization, or similar debtor relief laws affecting the rights of creditors generally from time to time in effect.

Default means either a Payment Default or a Non-Payment Default.

GAAP means generally accepted accounting principles recognized as such by the Financial Accounting Standards Board (or generally recognized successor) consistently applied and maintained throughout the period indicated and consistent with applicable laws, except for changes mandated by the Financial Accounting Standards Board or any similar accounting authority of comparable standing. Whenever any accounting term is used herein which is not otherwise defined, it shall be interpreted in accordance with GAAP.

GasRock Lien has the meaning given to that term in Section 2(b).

Governmental Authority means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government over Borrower, any affiliate, or any of their properties.

Hedging Agreement means any swap agreement, cap, collar, floor, exchange transaction, forward agreement or the exchange or protection agreement related to Crude Oil, Natural Gas or other Hydrocarbons or any option with respect to such transaction, in each instance between Borrower and Swap Counterparty.

Hydrocarbons means all Crude Oil, Natural Gas, distillate and sulphur, natural gas liquids and all products recovered in the processing of natural gas liquids, including, without limitation, natural gasoline, isobutane, normal butane, propane and ethane (including such methane allowable in commercial ethane), produced from or attributable to the leases comprising the Collateral.

Lender has the meaning given to that term in the Credit Agreement.

Lien means any interest in property (real or personal) securing an obligation owed to, or a claim by, a Person other than the owner of the property, whether such interest is based on the common law, statute or contract, and whether such obligation or claim is fixed or contingent, and including but not limited to (a) the lien or security interest arising from a mortgage, encumbrance, pledge, deed of trust, conditional sale or trust receipt or a lease, consignment or bailment for security purposes or (b) production payments and the like payable out of oil and gas properties. The term “Lien” shall include easements, restrictions, servitudes, permits, conditions, covenants, exceptions or reservations. For the purposes of this Agreement, Borrower shall be deemed to be the owner of any real property which it has acquired or holds subject to a conditional sale agreement, or leases under a financing lease or other arrangement pursuant to which title to the real property has been retained by or vested in some other Person in a transaction intended to create a financing.

Loan Documents means the “Loan Documents” as defined in the Credit Agreement, and includes the Credit Agreement and each of the Security Documents.

Loan Obligations means (a) the “Obligations” under the Credit Agreement, and (b) all other amounts due under the Loan Documents or any of the Security Documents, in each case whether now existing or hereafter incurred, whether direct, indirect, fixed, contingent, liquidated, unliquidated, joint, several, or joint and several, now or hereafter existing, due or to become due whether evidenced in writing or not, together with all costs, expenses, and attorneys’ fees incurred in the enforcement or collection thereof, and including, without limitation, interest thereon after the commencement of any proceedings under any Debtor Relief Laws.

Natural Gas means all natural gas, and any natural gas liquids and all products recovered in the processing of natural gas (other than condensate) including, without limitation, natural gasoline, casinghead gas, iso-butane, normal butane, propane and ethane (including such methane allowable in commercial ethane) produced from or attributable to the Collateral.

Non-Payment Default means a default including but not limited to an “Additional Termination Event” as defined in Swap Agreement (after any applicable grace period) other than a Payment Default, under the Credit Agreement or Permitted Swap Agreement, as applicable.

Payment Default means a failure to pay principal, interest, fees or any other payment when due (or within any applicable grace period) under the Loan Documents or the Swap Documents, as applicable.

Permitted Swap Agreement means a Swap Agreement (i) provided in those certain master swap agreements or International Swaps and Derivatives Association forms and the other Swap Documents related thereto which Borrower enters into with counterparties acceptable to Lender, as evidenced by Lender’s prior written approval (which approval will not be unreasonably withheld or delayed) and (ii) on terms reasonably satisfactory to Lender. For the avoidance of all doubt, the October 2007 ISDA is a Permitted Swap Agreement, and all references to “Permitted Swap Agreement” in this Agreement will be deemed to refer to the October 2007 ISDA.

Person means any individual, partnership, limited partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, syndicate, Governmental Authority or other entity or organization.

Proceeds includes any and all cash proceeds and other property received by GasRock, or any other lender, from or for the account of Borrower, from or with respect to the Security Documents, or from any sale, exchange, destruction, condemnation, foreclosure, liquidation under any Debtor Relief Law or other disposition of any of the Collateral; provided, however, that such term will not include sales of any Hydrocarbons produced from or attributable to the Collateral in the ordinary course of the Borrower’s business.

Ratably or Ratable means, with respect to any amount to be allocated between GasRock and Swap Counterparty, the allocation of a portion of such amount to (a) GasRock such that the ratio that the amount allocated to GasRock bears to the total amount to be so allocated equals the ratio of the Loan Obligations to the Total Obligations and (b) Swap Counterparty such that the ratio that the amount allocated to Swap Counterparty bears to the total amount to be so allocated equals the ratio of the Swap Obligations to the Total Obligations.

Right or Rights means rights, remedies, powers, privileges and benefits.

Security Documents means the deeds of trust, mortgages, security agreement, and all other documents listed on Annex 1 hereto.

Swap Agreement means (i) any interest rate or currency swap, rate cap, rate collar, forward agreement and other exchange or rate protection agreements or any option with respect to any such transaction and (ii) any swap agreement, cap, collar, floor, exchange transaction, forward agreement or exchange or protection agreement related to Hydrocarbons or any option with respect to such transaction.

Swap Documents means the Permitted Swap Agreement together with each confirmation of trade under such Permitted Swap Agreement.

Swap Obligations means all amounts owed or to become owing by Borrower to Swap Counterparty under the Swap Documents, together with all costs, expenses, and attorneys’ fees incurred in the enforcement or collection thereof, and including, without limitation, interest thereon after the commencement of any proceedings under any Debtor Relief Laws.

Total Obligations means, as of the date of the determination, an amount equal to the Loan Obligations plus the Swap Obligations.

UCC means the Uniform Commercial Code as adopted in Texas and as amended from time to time.

2.	Obligations and Liens are Pari Passu.

(a) The Loan Obligations shall be pari passu with the Swap Obligations.

(b) GasRock shall have a Lien (the “GasRock Lien”) on the Collateral to secure the Loan Obligations for the benefit of GasRock and the Swap Obligations for the benefit of Swap Counterparty. If any separate Lien is granted to secure all or any part of the Swap Obligations for the benefit of Swap Counterparty, the GasRock Lien shall be pari passu with any such Lien now or hereafter existing in favor of Swap Counterparty to secure all or any part of the Swap Obligations notwithstanding (i) the date, manner, or order of any grant, attachment, or perfection of such Lien on the Collateral, (ii) any provision of the UCC, other applicable law, the Loan Documents, or the Swap Documents or (iii) any manner of enforcement of any Lien or other Rights.

(c) GasRock hereby acknowledges and agrees that (i) Swap Counterparty is an “Approved Counterparty” as such term is defined in the Credit Agreement, (ii) the October 2007 ISDA, together with all transactions entered into thereunder, is a Permitted Swap Agreement, and (iii) Borrower is authorized to enter into the Swap Documents with Swap Counterparty in accordance with Section 7.2(s) of the Credit Agreement.

3.    Appointment of GasRock as Agent. Swap Counterparty hereby appoints GasRock to act as its agent (in such capacity, the “Agent”), in its name and on its behalf, in and under each of the Security Documents, to hold the Lien on the Collateral, with power of sale, in its name for the benefit and security of GasRock and Swap Counterparty and for enforcement and payment of the Loan Obligations and the Swap Obligations, respectively; to take such action on behalf of GasRock and Swap Counterparty under the terms and provisions of the Security Documents and to exercise such rights and remedies under the Security Documents as are specifically delegated to or required of GasRock under the terms and provisions of this Agreement. Agent shall, as soon as commercially practical, distribute to GasRock and Swap Counterparty their Ratable share of all Proceeds in accordance with Section 6 below.

4.    Release of Collateral. Agent, in its capacity as beneficiary and mortgagee under the Security Documents, may not release any Collateral from the Lien created under any of the Security Documents unless such release (i) is in accordance with Section 6.3 of the Credit Agreement or otherwise is in accordance with the terms and conditions of the Credit Agreement and the Security Documents, and in no event may releases of Borrower’s fee or leasehold interest in any Hydrocarbons included as Collateral during any twelve (12) consecutive months exceed five percent (5%) of the discounted present value of all proved Hydrocarbons included as Collateral without the prior written consent of GasRock and Swap Counterparty, or (ii) occurs in connection with the indefeasible payment in full of all Loan Obligations (other than obligations under any royalty interest or overriding royalty interest or any indemnity obligations which survive the termination of the Credit Agreement) while no Default has occurred or is continuing, but only to the extent that Borrower has provided to the Swap Counterparty a first priority lien on replacement Collateral (or alternate form of acceptable credit support) in support of all Swap Obligations in form, substance and amount acceptable to the Swap Counterparty.

5.    Termination of Agent’s Authority. Upon becoming aware of a Default, Swap Counterparty or GasRock shall notify the other in writing. Swap Counterparty’s notification of GasRock shall constitute the Agent’s notification hereunder so long as Agent and GasRock are one in the same. A Default notification by Swap Counterparty shall contain a request that action be taken by Agent pursuant to the Security Documents. If Agent fails to take any reasonably requested action under the Security Documents following a Default under the Swap Documents and within a reasonable time after being requested to do so by Swap Counterparty, or if Agent fails to diligently pursue such action to the reasonable satisfaction of Swap Counterparty, Agent’s authority to act on behalf of Swap Counterparty may be terminated by Swap Counterparty upon thirty (30) days written notice to Agent and to Borrower. After any such termination (but not before), Swap Counterparty may file such Liens and take such other actions as it may deem necessary or advisable to secure and enforce the Swap Obligations owed to Swap Counterparty. To the extent that any such Swap Counterparty files and perfects any Lien on all or any portion of the Collateral to secure all or any portion of the Swap Obligations owed to it, the Lien held by Agent on the Collateral to secure the Loan Obligations shall be pari passu with any Lien hereafter existing in favor of such Swap Counterparty to secure all or any part of the Swap Obligations owed to it, notwithstanding (i) the date, manner or order of any grant, attachment, or perfection of any such Lien on the Collateral, (ii) any provision of the UCC, other applicable law, the Loan Documents, or the Swap Documents, or (iii) any manner of enforcement of any Lien or other rights.

6.    Proceeds. All Proceeds received by Swap Counterparty or GasRock, individually or in its capacity as Agent under this Agreement, shall be applied in accordance with this Section 6. To the extent either GasRock or Swap Counterparty ever receives any portion of such proceeds in excess of its Ratable share (or to the extent GasRock, in its capacity as Agent, receives reimbursement in excess of expenses actually incurred), the party receiving those excess Proceeds agrees to promptly make all necessary transfers to the other so as to give full effect to this Section 6. Notwithstanding anything to the contrary in any other Loan Document, all Proceeds received by Agent shall be applied in the following order:

(a) First, to reimburse Agent for expenses in accordance with Section 7 below;

(b) Second, Ratably to GasRock and Swap Counterparty; and

(c) Third, to the extent that any Proceeds remain after the full and indefeasible payment of all of the Loan Obligations (other than obligations under any royalty interest or overriding royalty interest or any indemnity obligations which survive the termination of the Credit Agreement) and the Swap Obligations, to Borrower.

7.    Expenses. GasRock and Swap Counterparty shall each bear their Ratable share of any reasonable expenses incurred by Agent in taking action on behalf of GasRock and Swap Counterparty in connection with its investigation, evaluation or enforcement of any Rights under the Security Documents, but only to the extent Agent does not receive reimbursement for such expenses from any other source(s) (excluding GasRock) within a reasonable time after such expenses are incurred; provided that, to the extent Swap Counterparty reimburses Agent for such expenses, Swap Counterparty will be entitled to receive its Ratable share of any reimbursement subsequently received by Agent from any other source(s) (excluding GasRock). Upon request by GasRock or Swap Counterparty, Agent shall provide such requesting party with sufficient supporting information (i.e., itemized invoices and supporting third party invoices) as may be required by GasRock or Swap Counterparty to determine the reasonableness of the expenses.

8.    Limitation of Liability - Agent. Neither Agent nor any of its representatives shall be liable for any action taken or omitted to be taken by it or them hereunder or under any of the Security Documents in good faith and reasonably believed by it or them to be within the discretion or power conferred upon it or them by this Agreement and the Security Documents or be responsible for the consequences of any error of judgment, except to the extent arising solely from its gross negligence or willful misconduct. Agent shall not be responsible in any manner to any other party for the effectiveness, enforceability, genuineness, validity or the due execution of any of the Security Documents or for any representation, warranty, document, certificate, report or statement made in or in connection with any of the Security Documents or be under any obligation to any other party to ascertain or inquire as to the performance or observation of any of the terms, covenants or conditions of any of the Loan Documents or the Swap Documents on the part of Borrower. GasRock and Swap Counterparty agree to Ratably indemnify Agent and hold it harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, reasonable expenses, and/or reasonable disbursements of any kind or nature whatsoever which may be imposed on, asserted against or incurred by Agent in any way relating to or arising out of any of the Security Documents or any action taken or omitted by Agent under any of the Security Documents, except to the extent the same results solely from the gross negligence or willful misconduct of Agent.

9.    Limitation of Liability - GasRock and Swap Counterparty. Neither Swap Counterparty nor GasRock, acting in its individual lending capacity, shall incur any liability to the other except for acts or omissions in bad faith. Neither Swap Counterparty nor GasRock, acting as Agent or in its individual lending capacity, shall incur any liability to Borrower or any other Person for any act or omission of any other party.

10.    Term. Subject to Section 22 below, this Agreement shall terminate upon (i) the full and indefeasible payment of the Loan Obligations (other than obligations under any royalty interest or overriding royalty interest or any indemnity obligations which survive the termination of the Credit Agreement) and the Swap Obligations, (ii) the execution and delivery of a written termination notice signed by each of the parties, or (iii) if the Loan Obligations (other than obligations under any royalty interest or overriding royalty interest or any indemnity obligations which survive the termination of the Credit Agreement) are fully and indefeasibly paid, and the Swap Obligations remain in effect, this Agreement shall terminate if Borrower provides to the Swap Counterparty a first priority lien in replacement Collateral (or alternate form of acceptable credit support) in support of all Swap Obligations in form, substance and amount acceptable to the Swap Counterparty.

11.    Removal of Agent. GasRock shall not be removed as Agent for Swap Counterparty under this Agreement except pursuant to Section 5 of this Agreement. GasRock and Swap Counterparty agree to promptly notify Borrower of any removal of Agent.

12.    Survival of Rights. All of the respective rights and interests of GasRock and Swap Counterparty under this Agreement (and the respective obligations and agreements of Swap Counterparty and GasRock under this Agreement), shall remain in full force and effect regardless of:

(a) any lack of validity or enforceability of any of the Loan Documents, the Swap Documents or any other agreement or instrument related thereto; or

(b) any other circumstance which might otherwise constitute a defense available to, or discharge of, Borrower with respect to the Loan Obligations (other than obligations under any royalty interest or overriding royalty interest or any indemnity obligations which survive the termination of the Credit Agreement) or the Swap Obligations (in each case, other than the defense that such obligations have been fully satisfied).

13.    Representations and Warranties. GasRock, Borrower, and Swap Counterparty each represent and warrant to the other that:

(a) neither the execution and delivery of this Agreement nor its performance of or compliance with the terms and provisions hereof will conflict with, or result in a breach of the terms, conditions or provisions of, or constitute a default under, any other credit agreement or similar instrument to which it is now subject to, including without limitation any of the Loan Documents;

(b) it has all requisite authority to execute, deliver and perform its obligations under this Agreement; and

(c) this Agreement constitutes its legal, valid, and binding obligation, enforceable against it in accordance with its terms, subject only to applicable bankruptcy, insolvency or similar laws and general principles of equity.

14.    Further Assurances. GasRock and Swap Counterparty each covenant that, as long as this Agreement remains in effect, they will execute and deliver any and all other instruments reasonably requested by the other to give effect to the terms and conditions of this Agreement.

15.    Assignment; Agreement Binding on Successors and Assigns. As long as this Agreement remains in effect, neither GasRock nor Swap Counterparty will sell, assign, or otherwise transfer all or any part of the Loan Obligations or Swap Obligations, respectively, unless such sale, assignment or transfer is made expressly subject to the terms and conditions of this Agreement. This Agreement shall inure to the benefit of, and shall be binding upon and enforceable against Borrower, GasRock and Swap Counterparty and their respective successors and assigns.

16.    Notice. Unless otherwise provided, any consent, request, notice, or other communication under or in connection with this Agreement must be in writing to be effective and shall be deemed to have been given (a) if by regular mail, on the third Business Day after it is enclosed in an envelope and properly addressed, stamped, sealed, certified return receipt requested, and deposited in the appropriate official postal service; (b) if by next day mail, on the first Business Day after the Business Day it is delivered to an overnight carrier during normal business hours, or (c) if by courier, electronic transmissions, or facsimile transmission, when sending party receives evidence that the notice was successfully delivered. Until changed by a subsequent notice delivered in accordance with this Section 16, notices for each party are to be directed to:

For delivery to Swap Counterparty:

BP Corporation North America Inc.
501 WestLake Park Blvd.
Houston, Texas 77079
Attn: BPCNA Contracts Dept.
Telephone: (713) 366-2000
Telecopy: (713) 366-0203

For delivery to Borrower:

Rancher Energy Corp.
Attn: John Works
999 18th Street, Suite 3400
Denver, Colorado 80202
Telephone: (303) 629-1122
Telecopy: (720) 904-5698

with copies to:

Holme Roberts & Owen LLP
Attn: Phillip Clarke
1700 Lincoln Street, Suite 4100
Denver, Colorado 80203
Telephone: (303) 861-7000
Telecopy: (303) 866-0200

For delivery to GasRock either in its capacity as Agent or otherwise:

GasRock Capital LLC
Attn: Marshall Lynn Bass
1301 McKinney St., Suite 2800
Houston, Texas 77010-2026
Telephone: (713) 300-1400
Telecopy: (713) 300-1401

with copies to:

Porter & Hedges, L.L.P.
Attn: Ephraim del Pozo
1000 Main Street, 36th Floor
Houston, Texas 77002
Telephone: (713) 226-6660
Telecopy: (713) 226-6260

17.    Amendment. This Agreement may only be waived, amended, modified, or terminated by a written agreement signed by the party against whom enforcement of any such waiver, amendment, modification, or termination is sought.

18.    Governing Law. This Agreement must be construed, and its performance enforced, under Texas law.

19.    Invalid Provisions. If any part of this Agreement is for any reason found to be unenforceable, all other portions nevertheless remain enforceable. However, if the provision held to be unenforceable is a material part of the Agreement, such unenforceable provision may, to the extent permitted by law, be replaced by a clause or provision judicially construed and interpreted to be as similar in substance and content to the original terms of such provision as the context would reasonably allow, so that such clause or provision would thereafter be enforceable.

20.    Multiple Counterparts. This Agreement may be executed in any number of counterparts with the same effect as if all signatories had signed the same document. All counterparts will, taken together, constitute one and the same instrument.

21.    Jury Waiver. GasRock, Swap Counterparty And Borrower Hereby Voluntarily, Knowingly, Irrevocably And Unconditionally Waive Any Right To Have A Jury Participate In Resolving Any Dispute (Whether Based Upon Contract, Tort Or Otherwise) Between GasRock, Swap Counterparty and Borrower (or any of them) Arising Out Of Or In Any Way Related To This Agreement.

22.    Reinstatement; Termination. If at any time any payment of the Loan Obligations or Swap Obligations is rescinded or must be restored or returned upon the insolvency, bankruptcy or reorganization of Borrower or otherwise, the obligations of Borrower, GasRock and Swap Counterparty under this Agreement, with respect to that payment, shall be reinstated as though the payment had been due but not made at that time.

23.    This Agreement to Control. Notwithstanding Section 11.12 of the Credit Agreement or other similar provisions in other Loan Documents or the Swap Documents, to the extent the terms of this Agreement directly conflict with a provision in either the Loan Documents or the Swap Documents, the terms of this Agreement shall control.

24.    Entirety. The Agreement and all documents and instruments referenced herein Represent the Final Agreement among GasRock, Swap Counterparty and Borrower with respect to the subject matter of this Agreement and May Not Be Contradicted by Evidence of Prior, Contemporaneous, or Subsequent Oral Agreements by the Parties. There Are No Unwritten Oral Agreements among the Parties.

25.    Recitals Incorporated Into Agreement. The recitals at the beginning of this Agreement are incorporated into this Agreement for all purposes.

(Signatures are on following pages)

SWAP COUNTERPARTY: BP CORPORATION NORTH AMERICA, INC., an Indiana corporation

By:	/s/ Steve Provenzano
Name:	Steve Provenzano
Title:	Vice-President-Financial Products Origination

Signature Page to Intercreditor Agreement

GASROCK:

GASROCK CAPITAL LLC, a Delaware limited liability company

By:	/s/ Marshall Lynn Bass
Marshall Lynn Bass
Principal

Signature Page to Intercreditor Agreement

BORROWER:

RANCHER ENERGY CORP., a Nevada corporation

By:	/s/ John Works
John Works
President and Chief Executive Officer

Signature Page to Intercreditor Agreement

ANNEX 1

Security Documents

1.
Mortgage, Security Agreement, Financing Statement and Assignment of Production and Revenues dated October 16, 2007, executed by Rancher Energy Corp~~.~~, as Mortgagor and Debtor, in favor of GasRock Capital, LLC, as Mortgagee and Secured Party, for the benefit of GasRock Capital, LLC, as Lender, and BP Corporation North America, Inc., as Swap Counterparty.

2.
Security Agreement dated October 16, 2007, by Rancher Energy Corp., as Debtor, in favor of GasRock Capital, LLC, as Secured Party, for the benefit of GasRock Capital, LLC, as Lender, and BP Corporation North America, Inc., as Swap Counterparty.

3.	Guaranty dated October 16, 2007, executed by Rancher Energy Wyoming, LLC, a Wyoming limited liability company, as Guarantor, for the benefit of GasRock Capital LLC, as Lender.

4.
Restricted Account and Securities Account Control Agreement dated October 16, 2007, by and among Rancher Energy Corp., as account debtor, Wells Fargo Bank, National Association, as depositary bank, and GasRock Capital LLC, as Secured Party.

5.
All Letters in Lieu of Transfer Orders relating to Overriding Royalty Interest Conveyance, prepared and delivered by GasRock Capital LLC, under the Mortgage (described above) and in connection with the Credit Agreement.

6.	All Letters in Lieu of Transfer Orders - Mortgage, prepared and delivered by GasRock Capital LLC, under the Mortgage (described above) and in connection with the Credit Agreement.